As filed with the Securities and Exchange Commission on August 13, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GROUP 1 AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0506313
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Gessner, Suite 500 Houston, Texas 77024

(Address of principal executive offices, including zip code)

GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Darryl M. Burman

Vice President, General Counsel & Corporate Secretary

800 Gessner, Suite 500

Houston, Texas 77024

(Name and address of agent for service)

(713) 647-5700

(Telephone number, including area code, of agent for service)

Copies to:

Gillian A. Hobson

Vinson & Elkins L.L.P.

2500 First City Tower, 1001 Fannin

Houston, Texas 77002-6760

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share (3)	1,000,000 shares	$31.46	$31,460,000	$1,755.47

(1)	Under General Instruction E of Form S-8, this registration statement registers an additional 1,000,000 shares of common stock to be issued under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (the “Plan”). A registration statement (Registration No. 333-42165) was previously filed with the Securities and Exchange Commission (the “Commission”) on December 12, 1997 covering 200,000 shares of common stock to be issued under the Plan, a registration statement (Registration No. 333-70043) was previously filed with the Commission on December 31, 1998 covering 800,000 shares of common stock to be issued under the Plan, a registration statement (Registration No. 333-75754) was previously filed with the Commission on December 21, 2001 covering 500,000 shares of common stock to be issued under the Plan, a registration statement (Registration No. 333-106486) was previously filed with the Commission on June 25, 2003 covering 500,000 shares of common stock to be issued under the Plan and a registration statement (Registration No. 333-137081) was previously filed with the Commission on August 31, 2006 covering 500,000 shares of common stock to be issued under the Plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices reported on the New York Stock Exchange on August 12, 2009 ($31.46 per share).
(3)	Pursuant to Rule 416(a) under the Securities Act this registration statement also covers any additional shares of common stock which become issuable under the antidilution provision of the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

This registration statement registers an additional 1,000,000 of shares of common stock, par value $.01 per share, of Group 1 Automotive, Inc. (“Group 1”), to be offered under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan. The contents of the previous registration statement on Form S-8 filed by Group 1 with the Commission on December 12, 1997 (Registration No. 333-42165), December 31, 1998 (Registration No. 333-70043), December 21, 2001 (Registration No. 333-75754), June 25, 2003 (Registration No. 333-106486) and August 31, 2006 (Registration No. 333-137081), with respect to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan, (collectively, the “Prior Registration Statements”), including each of the documents filed with the Commission and incorporated (or deemed to be incorporated) by reference therein, are incorporated by reference into this registration statement pursuant to General Instruction E to Form S-8 regarding registration of additional securities. In addition, all exhibits required by General Instruction E to Form S-8 are filed as exhibits hereto.

Item 8.	Exhibits.

5.1	Opinion of Vinson & Elkins L.L.P.

10.1	Eighth Amendment to Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan.

10.2

Ninth Amendment to Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (Incorporated by reference to Exhibit A of the Group 1 Automotive, Inc. Proxy Statement (File No. 001-13461) filed on April 9, 2009).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 13, 2009.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Earl J. Hesterberg
Earl J. Hesterberg
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Earl J. Hesterberg and John C. Rickel as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on August 13, 2009.

Signature	Title

/s/ Earl J. Hesterberg Earl J. Hesterberg	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John C. Rickel John C. Rickel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John L. Adams John L. Adams	Chairman of the Board of Directors

/s/ Louis E. Lataif Louis E. Lataif	Director

/s/ Stephen D. Quinn Stephen D. Quinn	Director

/s/ Beryl Raff Beryl Raff	Director

/s/ J. Terry Strange J. Terry Strange	Director

/s/ Max P. Watson, Jr. Max P. Watson, Jr.	Director

EXHIBIT INDEX

5.1	Opinion of Vinson & Elkins L.L.P.

10.1	Eighth Amendment to Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan.

10.2	Ninth Amendment to Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (Incorporated by reference to Exhibit A of the Group 1 Automotive, Inc. Proxy Statement (File No. 001-13461) filed on April 9, 2009).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).